Exhibit 99.1

PolarityTE Provides Update on Corporate Strategy and Regulatory Pathway for SkinTE

SALT LAKE CITY, April 30, 2020 – PolarityTE, Inc. (Nasdaq: PTE) is providing an update on a change to the strategic focus of the Company and the regulatory pathway for the Company’s SkinTE™ product.

PolarityTE has decided to pursue a plan to submit an investigational new drug application (IND) and thereafter a biologics license application (BLA) for SkinTE. Following informal, voluntary discussions between the U.S. Food and Drug Administration (FDA) and the Company, and preliminary views expressed by FDA received on April 21, 2020, the Company believes that it is prudent to pursue a BLA for SkinTE, and that a BLA will create a more valuable asset with a greater likelihood of achieving widespread commercial adoption.

PolarityTE will request a meeting with FDA as soon as possible to determine the most appropriate development plan for a BLA submission. Since 2018 the Company has been actively engaged in a clinical development program which includes a completed SkinTE study in burn wounds, ongoing randomized controlled trials (RCTs) in repairing diabetic foot ulcers (DFUs) and venous leg ulcers (VLUs), and outcomes data from many of the approximately 700 SkinTE clinical cases. The Company intends to submit these data to FDA, and believes that the RCTs in DFUs and VLUs could be potential candidates for inclusion in a clinical data package to support a BLA.

To focus on pursuit of the BLA, the Company plans to substantially reduce commercial operations and other functions to conserve capital and significantly decrease cash burn. FDA has not asked the Company to stop marketing SkinTE as a human cell, tissue, or cellular and tissue-based product regulated solely under Section 361 of the Public Health Service Act (i.e., a 361 HCT/P). SkinTE will remain available under a limited sales and marketing program, subject to the Company’s future discussions with FDA. The decision to focus on a BLA for SkinTE and limit commercial operations proactively addresses FDA feedback on the regulatory pathway for SkinTE, the high costs associated with maintaining a commercial footprint, and the headwinds associated with the COVID-19 pandemic.

“Our decision to quickly implement this new strategy will allow us to pursue a focused plan to obtain the necessary clinical data to support our BLA submission. We believe this pathway will align more clearly with our goal of delivering to healthcare providers additional data to establish SkinTE as the standard of care for chronic and traumatic wounds,” said David Seaburg, Chief Executive Officer.

PolarityTE will provide investors with periodic updates over the next several months as the Company works with the FDA on a development plan.

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative method is intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697

Media:
Angela Ziegler

VP, Marketing and Public Relations

AngelaZiegler@polarityte.com

(385) 239-0363